UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2006
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2110 Rutherford Road, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On November 28, 2006, the Company and Gregor Mirow, the Company’s principal operating officer, agreed to a separation arrangement under which Mr. Mirow’s employment with the Company will terminate effective as of March 15, 2007 (the “Separation Date”). Mr. Mirow is entitled to receive severance benefits from the Company in the event that he does not voluntarily terminate his employment prior to that date. The severance benefits will consist of a lump sum cash payment equal to 12 months’ base salary, which is approximately $254,000, less any payroll withholding and deductions due on such salary in accordance with applicable law, a lump sum cash payment for accrued but unused vacation time in 2006 and pro-rated vacation time in 2007, less any payroll withholding and deductions due on such payment in accordance with applicable law, the continuation of the payment of Mr. Mirow’s health and life insurance premiums for a period of 12 months following the Separation Date, a bonus for calendar year 2006 pursuant to the Company’s Management Incentive Compensation Plan on the same terms as other senior executive officers of the Company following evaluation of Mr. Mirow’s and the Company’s performance by the compensation committee of the Company’s Board of Directors, and the payment of up to €15,000 for placement services incurred by Mr. Mirow with an outplacement firm to be designated by the Company. Further, all options to purchase shares of the Company's common stock held by Mr. Mirow as of the Separation Date will be accelerated and fully vested as of the Separation Date and may be exercised by Mr. Mirow during the 12-month period following the Separation Date. Mr. Mirow has agreed not to sell during any one-month period of the first twelve months after the Separation Date more than 10% of any shares of the Company’s common stock that he will hold as of the Separation Date or which he may acquire upon exercise of his options.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: December 4, 2006
	By:	/s/ Christian Itin

Name: Christian Itin
Title: President and Chief Executive Officer